Exhibit 99.1

Contacts:	David L. Kerr	Amy Bobbitt
	Senior Vice President - Corporate Development	Senior Vice President & Chief
	713.386.1420	Accounting Officer
	dkerr@comsys.com	602.414.3867
abobbitt@comsys.com
COMSYS IT PARTNERS, INC. REPORTS 2008 FIRST QUARTER RESULTS IN LINE WITH MANAGEMENT GUIDANCE
HOUSTON, TX (May 1, 2008) — COMSYS IT Partners, Inc. (NASDAQ:CITP), a leading provider of information technology staffing and consulting services, today announced results for its first quarter ended March 30, 2008.
Revenue for the first quarter of 2008 was $183.4 million, down from $186.2 million for the first quarter of 2007. Excluding the revenues from the 2007 acquisitions, revenue declined by 5.5% versus the prior-year period. Despite a significant increase in the effective tax rate between periods, net income in the first quarter was $5.6 million, up from $5.5 million in the first quarter of last year and diluted earnings per share of $0.27 were down from $0.28 per diluted share last year.
“Our results for the first quarter were in line with our guidance and reflected today’s economic uncertainty,” said Larry L. Enterline, COMSYS Chief Executive Officer. “Although our revenue decline was indicative of the impact of this uncertainty on our customers’ spending, our operators focused on maximizing profitability throughout the quarter, and, as a result, gross profit and net income were still good despite the reduced revenue. We have worked hard to prepare COMSYS for this type of situation, and believe that we have properly positioned the Company not only to withstand the uncertainty, but also to take advantage of it. We plan to focus our organization on maintaining strong relationships with existing customers, aggressively pursuing new customers, continuing our process and efficiency initiatives and pursuing strategic acquisitions. Our expectation is that we will be stronger and better positioned, both from a market standpoint as well as financially, as we look to the future.”
“As always, I would like to thank our operations leaders and their staffs for their continuing strong efforts,” Enterline continued. “Their focus on our customers’ needs, even in a difficult economic environment, will drive our success, and we are very grateful for their commitment.”
Amy Bobbitt, Senior Vice President and Chief Accounting Officer, commented, “We entered 2008 with 4,986 consultants on assignment, and, after a year-end fall-off that was greater than our normal seasonal reduction, we ended the first quarter of 2008 with 4,758 consultants. Our current headcount at the end of April is approximately 4,714 consultants. Gross profit was 24.4% in the first quarter of 2008, which was slightly higher than the first quarter of 2007. Results for the first quarter included the seasonal impact of payroll-related taxes that we experience in the first quarter of each year. Average bill rates also improved during this period, increasing to $73.96 in the first quarter of 2008 from $72.02 in the first quarter of 2007. For the first quarter of 2008, EBITDA as a percentage of revenues increased to 5.9% from 5.1% in the same period last year.”
The Company’s debt balance decreased to $65.4 million at the end of the first quarter of 2008 from $71.9 million at the end of 2007, mainly due to the timing of a large vendor management payment. Our average daily debt balance during the first quarter was $91.0 million, which was in line with seasonal trends. The Company expects to continue to reduce these average daily debt balances in the second quarter of 2008 and for the remainder of this year, although at a slower rate than 2007 in line with our
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CITP Reports 2008 First Quarter Results

May 1, 2008
expectations for slower revenue growth. During the first quarter of 2008, the Company generated EBITDA of $10.7 million compared with $9.6 million of EBITDA for the first quarter of 2007.
Selected operating data and reconciliations of non-GAAP financial measures to GAAP results for the first quarter ended March 30, 2008, are included below in a section before the financial tables.
Second Quarter 2008 Financial Guidance
For the second quarter of 2008, the Company expects to report revenue in a range of $177 million to $183 million and net income in the range of $5.4 million to $6.4 million, or approximately $0.26 to $0.31 per diluted share, on the same number of billing days as the first quarter of 2008. These estimated net income amounts are based on an effective tax rate of 24%. Management does not expect to pay any substantial amount of cash taxes in 2008. Assuming the Company continues to be profitable, management expects to release the valuation allowance during 2008 and begin to provide for taxes at the full statutory rate.
Conference Call Information
COMSYS will host a conference call today (May 1) at 10:00 a.m. Eastern time to discuss the quarterly financial results. The conference call-in number is (913) 312-0835 and the confirmation number is 1000040. The call will also be web cast live at www.comsys.comand www.earnings.com and replayed for 30 days at www.comsys.com. A seven-day telephonic replay of this conference call will be available by dialing (719) 457-0820. Callers should use the pass code 1000040 to gain access to the replay, which will be available through the end of the day on May 8, 2008.
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading IT services company with 52 offices across the U.S. and offices in Puerto Rico, Canada and the U.K. COMSYS service offerings include contingent and direct hire placement of IT professionals as well as a wide range of technical services and solutions addressing requirements across the enterprise. The COMSYS Process Solutions Group delivers critical management solutions across the resource spectrum from contingent workers to outsourced services.
Forward-looking Statements
Certain information contained in this press release may be deemed forward-looking statements regarding events and financial trends that could affect the Company’s plans, objectives, future operating results, financial condition, performance and business. These statements may be identified by words such as “estimate,” “forecast,” “plan,” “intend,” “believe,” “should,” “expect,” “anticipate,” or variations or negatives thereof, or by similar or comparable words or phrases. These forward-looking statements are largely based on the Company’s expectations and beliefs concerning future events, which reflect estimates and assumptions made by management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors relating to its operations and business environment, all of which are difficult to predict and many of which are beyond its control, including:
•	the Company’s success in attracting, training, retaining and motivating billable consultants and key officers and employees;

•	the Company’s ability to shift a larger percentage of its business mix into IT solutions, project management and business process outsourcing and, if successful, the Company’s ability to manage those types of business profitably;

•	changes in levels of unemployment and other economic conditions in the United States, or in particular regions or industries;

•	weakness or reductions in corporate information technology spending levels;
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CITP Reports 2008 First Quarter Results

May 1, 2008
•	the Company’s ability to maintain existing client relationships and attract new clients in the context of changing economic or competitive conditions;

•	the financial stability of the Company’s customers and other business partners and their ability to pay their outstanding obligations;

•	the impact of competitive pressures on the Company’s ability to maintain or improve its operating margins, including pricing pressures as well as any change in the demand for its services;

•	the entry of new competitors into the U.S. staffing services market due to the limited barriers to entry or the expansion of existing competitors in that market;

•	increases in employment-related costs such as healthcare and unemployment taxes;

•	the possibility of the Company’s incurring liability for the activities of its billable consultants or for events impacting its billable consultants on clients’ premises;

•	the risk that the Company may be subject to claims for indemnification under its customer contracts;

•	the risk in an uncertain economic environment of increased incidences of employment disputes, employment litigation and workers’ compensation claims;

•	the risk that cost cutting or restructuring activities could cause an adverse impact on certain of the Company’s operations;

•	economic declines that affect the Company’s business, including its profitability, liquidity or the ability to comply with applicable loan covenants;

•	adverse changes in credit and capital markets conditions that may affect the Company’s ability to obtain financing or refinancing on favorable terms or that may warrant changes to existing credit terms;

•	adverse changes to management’s periodic estimates of future cash flows that may affect the Company’s assessment of its ability to fully recover its goodwill; and

•	whether governments will amend existing regulations or impose additional regulations or licensing requirements in such a manner as to increase the Company’s costs of doing business.
Although the Company believes its estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond its control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this report are not guarantees of future performance, and the Company cannot assure any reader that those statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to the factors listed in this section as well as the “Risk Factors” section included in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this report. The Company does not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise, except as required by law. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on the Company’s behalf.
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CITP Reports 2008 First Quarter Results

May 1, 2008
COMSYS IT PARTNERS, INC.
OPERATING DATA, SUPPLEMENTAL CASH FLOW INFORMATION AND NON-GAAP MEASUREMENTS
(IN THOUSANDS, EXCEPT OPERATING DATA)

	Three Months Ended
	March 30, 2008	December 30, 2007	April 1, 2007
Operating Data:

Ending consultant headcount	4,758	4,986	4,983

Billing days	64	62	64

Revenue per billing day (in thousands)	$2,865	$2,956	$2,910

Average bill rate	$73.96	$73.25	$72.02

Gross profit percentage	24.4%	25.2%	24.2%

Effective tax rate	24.0%	4.7%	7.6%

DSO	45	43	49

	Three Months Ended
	March 30, 2008	December 30, 2007	April 1, 2007
Supplemental Cash Flow Information:

Net cash provided by (used for) operating activities	$8,959	$31,246	$(9,902)

Capital expenditures	$1,064	$2,056	$357

	Three Months Ended
	March 30, 2008	December 30, 2007	April 1, 2007
Non-GAAP Financial Measures:
EBITDA:
GAAP net income	$5,596	$8,678	$5,482
Depreciation and amortization	1,820	1,726	1,458
Interest expense, net	1,603	1,541	2,420
Other income, net	(53)	(67)	(228)
Income tax expense	1,767	430	448

EBITDA	$10,733	$12,308	$9,580

EBITDA as a % of GAAP revenue	5.9%	6.7%	5.1%

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (“GAAP”). We believe EBITDA to be relevant and useful information to our investors in assessing our financial operating results as these measures are used by our management in evaluating our financial performance, liquidity, our ability to service debt and fund capital expenditures. Additionally, our Debt to EBITDA ratio affects the interest rates we pay on our credit agreements. However, these measures should be considered in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with generally accepted accounting principles, and may not be comparable to similarly titled measures reported by other companies. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measures as required under SEC rules regarding the use of non-GAAP financial measures.
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CITP Reports 2008 First Quarter Results

May 1, 2008
COMSYS IT PARTNERS, INC.
STATEMENT OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended
	March 30, 2008	December 30, 2007	April 1, 2007
Revenues from services	$183,383	$183,260	$186,208
Cost of services	138,727	137,154	141,207

Gross profit	44,656	46,106	45,001

Operating costs and expenses
Selling, general and administrative	33,923	33,798	35,421
Depreciation and amortization	1,820	1,726	1,458

	35,743	35,524	36,879

Income from operations	8,913	10,582	8,122
Interest expense, net	1,603	1,541	2,420
Other income, net	(53)	(67)	(228)

Income before income taxes	7,363	9,108	5,930
Income tax expense	1,767	430	448

Net income	$5,596	$8,678	$5,482

Net income per share:
Basic	$0.27	$0.43	$0.28
Diluted	$0.27	$0.43	$0.28

Weighted average shares outstanding:
Basic	19,579	19,474	18,845
Diluted	20,617	20,392	19,754
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CITP Reports 2008 First Quarter Results

May 1, 2008
COMSYS IT PARTNERS, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	March 30,	December 30,
	2008	2007
Assets
Current assets:
Cash	$1,585	$1,594
Accounts receivable, net of allowance of $3,296 and $3,389, respectively	186,510	189,317
Prepaid expenses and other	4,398	3,153
Restricted cash	3,392	3,365

Total current assets	195,885	197,429

Fixed assets, net	13,109	13,094
Goodwill	171,708	174,160
Intangible assets, net	12,205	10,002
Deferred financing costs, net	1,827	2,044
Restricted cash	4,223	4,218
Other assets	1,463	1,522

Total assets	$400,420	$402,469

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$148,219	$145,622
Payroll and related taxes	25,919	29,574
Current maturities of long-term debt	3,750	5,000
Interest payable	266	365
Other	7,166	7,897

Total current liabilities	185,320	188,458

Long-term debt	61,626	66,903
Other noncurrent liabilities	2,369	2,476

Total liabilities	249,315	257,837

Commitments and contingencies

Stockholders’ equity:
Preferred stock, no par value; 5,000 shares authorized, none issued	—	—
Common stock, par value $0.01; 95,000 shares authorized; 20,378 and 20,181 shares outstanding at March 30, 2008, and December 30, 2007, respectively	203	201
Common stock warrants	1,734	1,734
Accumulated other comprehensive income	78	57
Additional paid-in capital	224,028	223,174
Accumulated deficit	(74,938)	(80,534)

Total stockholders’ equity	151,105	144,632

Total liabilities and stockholders’ equity	$400,420	$402,469

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